UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2007
Federal National Mortgage Association
(Exact name of registrant as specified in its charter)
Fannie Mae

Federally chartered corporation (State or other jurisdiction of incorporation)	000-50231 (Commission File Number)	52-0883107 (IRS Employer Identification Number)

3900 Wisconsin Avenue, NW	20016
Washington, DC	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: 202-752-7000
(Former Name or Former Address, if Changed Since Last Report): ________________
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 15, 2007, the Board of Directors determined to make payouts under the company’s long-term, incentive performance share program for the three-year award cycles ended in 2005 and 2006. The Board’s decision followed its review of qualitative and quantitative analyses of company performance during these award cycles, including a review of the company’s Form 10-K for the year ended December 31, 2005.
Background
Prior to 2005, Fannie Mae granted long-term incentive awards under its performance share program. Under the program, senior management received shares of common stock of Fannie Mae if the company met performance objectives over a period of three calendar years, with each three-year period constituting a single award cycle. In accordance with the program, the Board of Directors set both a financial goal (based on growth in core business earnings) and non-financial goals at the beginning of each three-year award cycle for the entire three-year period, with each set of goals weighted at 50 percent. Under the program, the Board of Directors established minimum, target and maximum payout levels for each set of goals. The Compensation Committee evaluated whether the goals were achieved and the amount of the award payout in January of the year following the end of the award cycle. Each participant typically then received one-half of the payout to be awarded immediately following the Compensation Committee’s determination and the second half one year later.
The Compensation Committee and the Board of Directors have established no award cycles under the program since January 2004. In addition, as a result of the delay in the issuance of the company’s audited financial statements for 2005 and 2006, the Compensation Committee and the Board decided to defer determination of awards for those cycles. On May 2, 2007, Fannie Mae filed with the SEC its Form 10-K for the year ended December 31, 2005.
Set forth below is a discussion of the status of performance share cycles that ended in the years 2005 and 2006.
Performance Share Cycles ended on December 31, 2005 and December 31, 2006
Based on qualitative and quantitative analyses relating to the company’s performance during the 2005 and 2006 award cycles that were available to the Compensation Committee and the Board, the Compensation Committee and the Board reviewed the company’s performance against the financial and non-financial goals originally established for each of the three-year periods covered by these award cycles. The Compensation Committee and the Board determined that the audited financial statements for 2004 and 2005, together with information available to them regarding 2006, provided a sufficient basis to make a determination with regard to the company’s financial performance for both the 2005 and 2006 award cycles. Based on these reviews, the

Compensation Committee and the Board determined to pay the award for the 2005 award cycle at the 40% level and to pay the award for the 2006 award cycle at the 47.5% level to the current and former employees eligible to receive the award payments.
The payment of the awards to each of the company’s “OFHEO-designated executive officers” is subject to approval of the Office of Federal Housing Enterprise Oversight, or OFHEO. The company’s “OFHEO-designated executive officers” is a group of executive officers that is larger than the group of officers that Fannie Mae has determined are “executive officers” under the rules of the Securities and Exchange Commission. On June 19, 2007, the company received a letter from OFHEO requesting a report from the company’s Board of Directors relating to the determination of the size and appropriateness of the proposed awards for the 2005 and 2006 award cycles, including information relating to the proposed payments to former employees. The Compensation Committee and the Board are in the process of preparing the report for submission to OFHEO.
Assuming the company receives the required OFHEO approval, each of the following named executive officers will receive the number of shares of common stock, having the dollar value, set forth opposite that officer’s name:

	2005 Award Cycle		2006 Award Cycle
			Number of
Named Executive Officer	Number of Shares	Value(1)	Shares	Value(1)
Daniel H. Mudd President and Chief Executive Officer	11,438	$792,195.88	15,960	$1,105,389.60
Robert J. Levin Executive Vice President and Chief Business Officer	9,994	$692,184.44	15,184	$1,051,643.84
Thomas A. Lund Executive Vice President—Single-Family Mortgage Business	2,513	$174,050.38	3,367	$233,198.42
Peter S. Niculescu Executive Vice President—Capital Markets	6,238	$432,043.88	8,968	$621,123.68
Michael J. Williams Executive Vice President and Chief Operating Officer	8,806	$609,903.56	11,150	$772,249.00

(1)	The value of the shares represents the number of shares multiplied by the closing price of $69.26 per share of the common stock on June 15, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION
By /s/ Beth A. Wilkinson
Beth A. Wilkinson
Executive Vice President and General Counsel

Date: June 21, 2007